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Exhibit 23.8

                                  [LETTERHEAD]




                                                               November 19, 1997


Santa Monica Bank
1251 Fourth Street
Santa Monica, CA 90401

Dear Sirs:

          We hereby consent to the filing of our opinion, dated August 29, 1997, addressed to Santa Monica Bank as an exhibit to the Registration Statement, dated the date hereof (the "Registration Statement"), and the references to us under the headings "Summary-Certain Tax Consequences," "The Merger-Certain Federal Income Tax Consequences" and "The Merger Agreement-Conditions" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       O'Melveny & Myers LLP